Exhibit 10.1

FIFTH AMENDMENT TO LEASE

PARTIES:	RGH HOLDINGS LIMITED PARTNERSHIP, an Alaskan limited partnership (successor-in-interest to E.G. SIRRAH LLC, a California limited liability company)
P.O. Box 2790
Malibu, California 90265
(“Lessor”)

ACADIA PHARMACEUTICALS INC., a Delaware corporation
3911 Sorrento Valley Boulevard
San Diego, California 92121
(“Lessee”)

DATE:	September 19, 2012

PLACE:	Los Angeles, California

RECITALS

A. Lessor and Lessee are the current parties to a Lease dated August 15, 1997 between R.G. Harris Co. and Harris Family Revocable Trust, as Lessor, and Receptor Technology, Inc. (the “Original Lease”), as amended by an Amendment No. 1 dated October 30, 1997 (the “First Amendment”), by an Amendment No. 2 dated November 1, 2005 (the “Second Amendment”), by a Third Amendment to Lease dated November 30, 2007 (the “Third Amendment”), and by a Fourth Amendment to Lease re Termination of Lease as to 3931 Sorrento dated January 22, 2010 (the “Fourth Amendment”) (collectively, the “Lease”), pertaining to premises located at 3911 Sorrento Valley Boulevard, San Diego, California (the “Premises”).

B. The term of the Lease is presently scheduled to expire on December 31, 2012. However, the parties wish to extend the term of the Lease through June 30, 2013, and month-to-month thereafter unless and until either party terminates the Lease by written notice to the other party, on the terms and conditions as further described in this Fifth Amendment to Lease (the “Fifth Amendment”).

THEREFORE, Lessor and Lessee hereby amend the Lease in the following particulars only, with all other terms and conditions of the Lease to remain the same:

AGREEMENT

1. Extension of Term. The Original Term, as defined in Paragraph 1.3 of the Original Lease, and as extended by the Second Amendment and the Third Amendment, is hereby further extended by at least six (6) months, so that it shall continue at least through June 30, 2013, and shall continue on a month-to-month basis thereafter. Either party may terminate such month-to-month tenancy by giving at least thirty (30) days’ prior written notice of such termination to the other party, which notice shall set out the effective date of such termination; provided, however, that no such termination shall be effective earlier than June 30, 2013. Such date of termination set out in a termination notice shall be the new “Expiration Date” as described in such Paragraph 1.3 of the Original Lease (also sometimes referred to as the “Termination Date” in the Second Amendment and the Third Amendment). All of Lessee’s extension options, early termination rights, expansion rights, and first refusal rights have previously expired and are deemed deleted from the Lease.

2. Base Rent for Original Premises. Effective January 1, 2013, the monthly Base Rent (on a “triple-net” basis) to be paid by Lessee to Lessor for the Premises shall be as follows:

Period of Time	Monthly Base Rent

1/1/2013-6/30/2013	$26,916.00

After June 30, 2013, the monthly Base Rent to be paid by Lessee to Lessor for the Premises shall remain $26,916.00 per month.

The Base Rents set forth in this Paragraph 2 for the period from and after January 1, 2013, are in addition to, not in lieu of, the charges described in the Lease other than Base Rent. Such other charges for which Lessee shall remain liable include, but are not limited to, Lessee’s obligations for Real Property Taxes, insurance premiums, utility costs and other operating expenses of the Premises and the Project as required by the Lease, as amended to date (including but not limited to Section 5 of the Fourth Amendment). The Base Rent (and all other periodic charges for which Lessee is liable under the Lease) shall be equitably prorated, as calculated by Lessor in its reasonable discretion, for any partial calendar month (and any partial calendar year) in which the Expiration Date occurs, based upon the number of days during such calendar month (and calendar year) that Lessee leased the Premises up through the Expiration Date.

3. Lessee’s Exit Assessment and Surrender upon Termination. Without limiting Lessor’s rights under Paragraphs 6 and 7 of the Original Lease or other provisions of the Lease, as amended to date, Lessee, at Lessee’s sole cost and expense, shall cause to be conducted on or before the Expiration Date, a preliminary environmental site assessment by Occupational Services, Inc. of San Diego, California (or another qualified consultant pre-approved in writing by Lessor) with respect to the existence of Hazardous Substances (as defined in Paragraph 6 of the Original Lease) on or about the Premises, and shall promptly provide to Lessor a copy of such consultant's written report. Lessee’s obligations regarding Hazardous Substances as set forth in Paragraph 6.2 of the Original Lease shall survive the expiration or termination of the Lease.

Upon the expiration or termination of the Lease, Lessee shall surrender the Premises in the manner and condition required by Paragraph 7.4 of the Original Lease and other applicable lease provisions, free of any occupancies, claims to occupancy, liens, Trade Fixtures (as defined in Paragraph 7.3(a) of the Original Lease) or personal property of Lessee or of any subtenant or other third party claiming under Lessee. The parties agree that Lessor shall be required to make the written election described in Paragraph 7.4(b) of the Original Lease (electing to require Lessee’s removal of certain “Lessee Owned Alterations or Utility Installations” from the Premises (the “Removal Election”)) at any time after the date of this Fifth Amendment up until thirty (30) days after the Expiration Date, as amended by Paragraph 1 above. Provided, however, that if Lessor makes a Removal Election, then Lessee shall complete such removal and related work prior to the latter of (i) the date thirty (30) days after Lessor gives written notice to Lessee of such election, or (ii) the Expiration Date.

4. No Brokerage Commissions. The parties acknowledge that no brokers represent either party in this transaction. If Lessee has dealt with any real estate broker or other person or firm with respect to this Fifth Amendment, Lessee shall be solely responsible for the payment of any fee due such broker, person or firm, and Lessee hereby agrees to indemnify, defend and hold Lessor harmless from and against any claim, liability or expense with respect thereto. Similarly, if Lessor has dealt with any real estate broker or other person or firm with respect to this Fifth Amendment, Lessor shall be solely responsible for the payment of any fee due such broker, person or firm, and Lessor hereby agrees to indemnify, defend and hold Lessee harmless from and against any claim, liability or expense with respect thereto. Except as provided above in this Paragraph 4, Lessor shall not be responsible for any compensation to any brokers for their services rendered in this transaction.

5. Lessor’s Marketing of Premises. Lessee agrees that from and after the parties’ full execution and delivery of this Fifth Amendment (and irrespective of whether or not Lessor and Lessee are engaged in negotiations for a potential new lease or lease extension), Lessor shall have the right to actively market the Premises for lease or sale to third parties, and, starting January 1, 2013, (i) to place “For Sale” and/or “For Lease” signs on or about the Premises, and (ii) to show the Premises to such third parties and their guests and advisors, either directly or through real estate brokers or salespersons. Lessee shall cooperate in providing to Lessor reasonable access to the Premises for such showings at reasonable times upon reasonable telephonic notice. (Lessor’s provision of at least one business days’ advance notice for a showing between 9 a.m. and 5 p.m.,

Monday through Friday, except holidays, shall be deemed reasonable for this purpose.) The provisions of this Paragraph 5 shall not limit any other rights of access Lessor may have under the Lease, including but not limited to Paragraph 32 of the Original Lease, but the provisions in such Paragraph 32 limiting showings to prospective lessees and the posting of “For Lease” signs to the last six months of the Lease term shall no longer apply.

6. Confidentiality. Lessee agrees to hold in confidence the economic terms of this Fifth Amendment and agrees not to disclose such terms to any third party; provided, however, that Lessee may disclose such terms (a) to Lessee’s agents, employees, professional advisors, and lenders who require such information in the course of their duties for or financial dealings with Lessee, so long as Lessee advises such persons and entities in writing of the provisions of this Paragraph 6 and causes them to hold such information in confidence; (b) as required to comply with applicable local, state or federal laws, including the rules and regulations of the Securities and Exchange Commission; and (c) as necessary to enforce the provisions of the Lease, as amended by this Fifth Amendment.

7. Miscellaneous. This Fifth Amendment supersedes all prior or contemporaneous understandings, negotiations, or agreements between the parties, whether written or oral, with respect to its subject matter. This Fifth Amendment is part of and shall be attached as an addendum to the Lease. The Lease, as amended by this Fifth Amendment, may be further amended only in a writing signed by both Lessor and Lessee. All terms of the Lease which have not been expressly altered by this Fifth Amendment shall remain in full force and effect. In the event of any litigation or other proceeding between the parties arising out of or relating to this Fifth Amendment, the recovery of reasonable attorney fees and costs of suit shall be governed by the terms of Paragraph 31 of the Original Lease.

8. Execution in Counterparts; Electronic Signatures. This Fifth Amendment to Lease may be executed in counterparts by the parties, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to both parties. Each party shall be bound by signatures transmitted by facsimile or e-mail in the same fashion as such party would be bound by original signatures. Any party delivering signatures by facsimile or e-mail transmission shall, for convenience and record-keeping purposes, provide original signatures to the other parties within 10 days after such party binds itself by facsimile or e-mail signatures.

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment to Lease as of the date and at the place first written above.

LESSEE:	ACADIA PHARMACEUTICALS INC., a Delaware corporation

	By:	/s/ Thomas H. Aasen
	Name:	Thomas H. Aasen
	Title:	Executive Vice President

LESSOR:	RGH HOLDINGS LIMITED PARTNERSHIP, an Alaskan limited partnership

	By:	/s/ Henry K. Workman, Jr.
	Name:	Henry K. Workman, Jr.
	Title:	General Partner